Exhibit 5.1

250 VESEY STREET • NEW YORK, NEW YORK 10281-1047

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

April 1, 2019

Twin River Worldwide Holdings, Inc.
100 Twin River Road

Lincoln, Rhode Island 02865

Re: Registration Statement on Form S-8 Filed by Twin River Worldwide Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel for Twin River Worldwide Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Twin River Worldwide Holdings, Inc. 2015 Stock Incentive Plan and the 2010 BLB Worldwide Holdings, Inc. Stock Option Plan, as amended on June 17, 2014 (together, the “Plans”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the aggregate of 1,646,676 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the Plans and the authorized forms of stock option, restricted stock unit or other applicable award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plans and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion with respect to the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that each award under the Plans will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

Twin River Worldwide Holdings, Inc. April 1, 2019 Page 2

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day